Exhibit 99.1
Media Alert
For Immediate Release
ITCTransmission Announces Record Peak Demand on System
Southeast Michigan’s high-voltage transmission demonstrates outstanding performance during record system demand resulting from near record-breaking temperatures
Novi, Michigan, August 3, 2006 — ITCTransmission announced today that the transmission system in southeastern Michigan reliably supported the energy demand when it reached a new all-time record peak load of 12,762 MW yesterday following several days of near record temperatures in the metro Detroit area. This level of system demand was not anticipated to be reached until 2010 according to the “Forecast of Energy and Demand Requirements” published in the Michigan Public Service Commission’s 21st Century Energy Plan.
“We are very pleased to see that our transmission system demonstrated outstanding performance and was able to meet the needs of the southeastern Michigan during this record-breaking week,” said Joseph L. Welch, president and CEO of ITCTransmission. “Being able to reliably serve our customers is critical and is driven by three factors: effective operating practices; ongoing investment in rebuilding the transmission system; and efficient and focused preventative maintenance.”
Since assuming responsibility for the transmission system in Southeast Michigan in 2003, ITCTransmission has invested more than $300 million as part of its annual capital and maintenance programs toward improving reliability and supporting increased energy demand.
“During periods of high system demand, ITCTransmission must remain focused on operating the system to ensure maximum system availability,” said Elizabeth A. Howell, executive director of Operations. “ITCTransmission’s system was able to meet this high level of demand without any transmission-related outages or voltage profile issues.”
In order to maximize transmission system capacity, ITCTransmission ensured the availability of system equipment necessary to meet the increased demand by either returning equipment to service that was currently undergoing routine maintenance or by delaying removal of equipment from service for maintenance until the temperatures and system demand returned to a lower level.
“Completing our annual preventative maintenance plan along with the system capacity improvement projects are essential components of transmission system reliability and is ultimately what enables us to operate reliably during periods of high system usage,” said Jon E. Jipping, senior vice president of Engineering. “Since become a stand-alone transmission company in 2003, ITCTransmission has exceeded the annual preventative maintenance plan and significantly reduced the need for costly reactive maintenance thanks to our preventative maintenance program.”

About ITCTransmission
ITCTransmission, a subsidiary of ITC Holdings Corp. (NYSE: ITC), is the first independently owned and operated electricity transmission company in the United States. ITCTransmission is in the business of transmitting high voltage electricity from generating facilities in southeastern Michigan, other Midwestern states and Ontario to distribution substations, serving a population of approximately 4.9 million people in an area comprised of 13 southeastern Michigan counties, including the Detroit metropolitan area. Our operating assets consist primarily of approximately 2,700 circuit miles of transmission lines, approximately 17,000 transmission towers and poles and 155 stations and substations. ITCTransmission operates, maintains and invests in the transmission infrastructure in order to improve efficiency in the flow of electricity, enhance system reliability and lower overall delivered energy costs. For more information on ITCTransmission, visit www.itctransco.com. For more information on ITC Holdings Corp., visit www.itcholdings.com. (itc-ITC)
Contact:

Lisa Aragon, ITC Holdings Corp. (248.835.9300, laragon@itctransco.com)